Exhibit 99.1

Company Contact:
Robert Stern (ras@micruscorp.com)
Executive Vice President
Micrus Endovascular Corporation
(408) 433-1400
Investor Contact:
Jody Cain (jcain@lhai.com)
Bruce Voss (bvoss@lhai.com)
Lippert/Heilshorn & Associates, Inc.
(310) 691-7100

For Immediate Release
MICRUS ENDOVASCULAR ACQUIRES CATHETER
TECHNOLOGY COMPANY VASCON LLC
New Subsidiary to Expand Core Competencies and
Deliver Significant Cost Reduction Capabilities
SAN JOSE, Calif. (December 1, 2006) — Micrus Endovascular Corporation (Nasdaq: MEND) today announced that it has acquired certain assets and business of privately held VasCon LLC, a leader in the development and manufacture of vascular access and delivery devices. Micrus Design Technology, Inc., the subsidiary of Micrus formed to acquire the assets, will develop and manufacture neurovascular catheter products for Micrus, including Micrus’ steerable catheter the ENZO™. VasCon’s existing cardiovascular products will continue to be sold through non-Micrus distribution channels.
Under terms of the agreement, Micrus, through its subsidiary Micrus Design Technology, acquired assets of VasCon for an up-front payment of approximately $5 million, paid in cash and Micrus stock, and performance based earn-out payments over three years. Certain VasCon personnel have become employees of Micrus Design Technology. Mitch Auran, formerly VasCon’s president and CFO, has been appointed vice president of the newly formed Micrus subsidiary. Mr. Auran brings Micrus more than 26 years of senior management experience in finance and medical device start-up companies.
“Adding VasCon’s expertise in developing clinically advanced access and catheter systems expands our core competencies, marking a key step in our strategy to become a full-line endovascular company,” said John Kilcoyne, president and CEO. “Equally important, we gain outstanding manufacturing capabilities that are expected to lead to significant cost reductions for a wide range of our products.
“The VasCon team has already demonstrated unmatched technical capability through its work with the Micrus research and development team on developing the Micrus ENZO, our proprietary steerable catheter expected to be launch before the end of our fiscal 2007 year. We are excited at the opportunity to leverage this competency in setting new clinical standards in the access of intracranial anatomy for the treatment of hemorrhagic and ischemic stroke,” he added.
Founded in 2000 and headquartered in Doral, Fla., VasCon has designed, developed and manufactured diagnostic catheters, guiding catheters, PTCA catheters, catheter sheath introducers, neurological stimulators, hydrophilic coating and stent deployment systems under private label, as well as for a list of blue chip medical device customers. VasCon has also applied new technologies to enhance maturing product lines. VasCon is certified to ISO 9001 and ISO 13485.
“I see this as an excellent opportunity to join forces with a company that is quickly emerging as a leader in the rapidly growing neurointerventional market,” said Mr. Auran. “We are combining our significant catheter expertise with Micrus’ proprietary microcoil technology, resources and established worldwide distributor base to achieve a common commitment to commercialize innovative products designed to meet the needs of physicians and patients alike.”
About Micrus Endovascular Corporation
Micrus develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. Micrus products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death worldwide. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. Micrus’ proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in conjunction with its microcoils. For more information, visit www.micruscorp.com.
Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the continued growth in embolic coiling as a procedure to treat cerebral aneurysms, the Company’s involvement in patent litigation with Boston Scientific Corporation, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in the Company’s final prospectus dated July 13, 2006 and reports and filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
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